Filed with the Securities and Exchange Commission on November 9, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRISCH’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

State of Ohio	31-0523213
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2800 Gilbert Avenue

Cincinnati, Ohio 45206

(Address of principal executive offices) (Zip code)

2012 Stock Option and Incentive Plan

(Full title of the plan)

Bridget C. Hoffman, Esq.

Taft Stettinius & Hollister LLP

425 Walnut Street, Suite 1800

Cincinnati, Ohio 45202-3957

513-381-2838

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

 CALCULATION OF REGISTRATION FEE

Title of securities to be registered[1]	Amount to be registered[2]	Proposed maximum offering price per share[3]	Proposed maximum aggregate offering price[3]	Amount of registration fee
Common Stock, no par value	500,000	$18.78	$9,390,000	$1,280.80

[1]	The securities to be registered include options and rights to acquire Common Stock.

[2]	This registration statement also covers such indeterminable number of additional shares of Common Stock of the registrant as may become issuable with respect to any or all of such shares pursuant to the antidilution provisions of the plan.

[3]	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based, pursuant to Rule 457(h) under the Securities Act of 1933, upon the average of the high and low prices of the Common Stock on November 9, 2012, as reported on the NYSE MKT.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents of the registrant are incorporated by reference into and made a part of this registration statement. In addition, all documents subsequently filed by the registrant pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

(a)	The registrant's Annual Report on Form 10-K, as amended, for the year ended May 29, 2012 (the “10-K”);

(b)	All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since May 29, 2012; and

(c)	The description of the registrant’s Common Stock contained in its registration statement under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Code of Regulations of the registrant provides that the registrant shall indemnify each director or officer to the fullest extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. The registrant also has policies of insurance which insure officers and directors against certain liabilities and expenses incurred by them in such capacities.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit

Number

5	Opinion of Counsel
23.1	Consent of Counsel (included in Exhibit 5)
23.2	Consent of Grant Thornton LLP

Item 9. Undertakings

*(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

*(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*	Paragraph references correspond to those of Item 512 of Regulation S-K.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio as of the 9th day of November 2012.

FRISCH’S RESTAURANTS, INC.

By:	/s/ Mark R. Lanning
Mark R. Lanning
Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. We, the undersigned officers and directors of Frisch’s Restaurants, Inc. (the company), hereby severally constitute and appoint Craig F. Maier and Mark R. Lanning, and each of them singly, our true and lawful attorneys and agents with full power to them and each of them to do any and all acts and things in connection with the preparation and filing of this Registration Statement pursuant to the Securities Act of 1933 , as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name of the company and the names of the undersigned directors and officers in the capacities indicated below the Registration Statement, any and all amendment (including post-effective amendments) and supplements thereto and any and all other instruments and documents which said attorneys and agents or any of them may deem necessary or advisable in connection therewith.

Signature	Title	Date

/s/ Daniel W. Geeding	Director	November 9, 2012
Daniel W. Geeding	Chairman of the Board

/s/ Craig F. Maier	Director	November 9, 2012
Craig F. Maier	President and Chief Executive Officer (Principal Executive Officer)

/s/ Dale P. Brown	Director	November 9, 2012
Dale P. Brown

/s/ Robert J. (RJ) Dourney	Director	November 9, 2012
Robert J. (RJ) Dourney

/s/ Lorrence T. Kellar	Director	November 9, 2012
Lorrence T. Kellar

/s/ Karen F. Maier	Director	November 9, 2012
Karen F. Maier	Vice President - Marketing

/s/ Jerome P. Montopoli	Director	November 9, 2012
Jerome P. Montopoli

/s/ William J. Reik, Jr.	Director	November 9, 2012
William J. Reik, Jr.

/s/ Donald H. Walker	Director	November 9, 2012
Donald H. Walker

/s/ Mark R. Lanning Mark R. Lanning	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 9, 2012